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                                                    EXHIBIT 5(a)

                                          December 27, 1994

Board of Directors
Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032

Re:         Conseco, Inc.
            Registration Statement on Form S-8
            1994 Stock and Incentive Plan

Gentlemen and Madam:

            I am Executive Vice President and General Counsel for Conseco, Inc., an Indiana corporation (the "Company"), and in such capacity, I exercise general supervision over the Company's legal affairs.
I and lawyers over whom I exercise general supervision have acted as counsel to the Company in connection with the Registration
Statement on Form S-8 concerning shares of common stock, no par value, of the Company to be issued in connection with the Conseco, Inc. 1994 Stock and Incentive Plan (the "Plan"). In connection with our representation, we have examined the corporate records of the Company, including its Amended and Restated Articles of Incorporation, as amended, By-Laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, I am of the opinion that:

            1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

            2.        The Plan and the shares of common stock
                      covered by the Plan have been duly authorized by all requisite corporate action.

            3. With respect to the authorized but unissued shares of common stock covered by the Plan, such shares, when issued in accordance with the terms and provisions for their issuance, will be legally issued, fully paid and non-assessable.

            I consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement.


Very truly yours,

/s/ Lawrence W. Inlow
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LAWRENCE W. INLOW